EXHIBIT 99
                                Selected Information
                      Relating to Series 1992-1 Certificates,
                        Series 1992-2 Certificates, Series
                       1992-3 Certificates and Series 1994-1
                      Certificates from January 1, 1994 through
                                December 31, 1994
                      ------------------------------------------

            Series 1992-1   Series 1992-2    Series 1992-3    Series 1994-1
            6 7/8% Auto     7 3/8% Auto      5 5/8% Auto      Floating Rate
            Loan Asset      Loan Asset       Loan Asset       Auto Loan Asset
            Certificates    Certificates     Certificates     Certificates
            -------------   -------------    --------------   ---------------
Interest
Paid       $ 68,750,000.04  $ 51,624,999.96  $ 56,250,000.00  $ 18,848,444.45

Servicing
Fee Paid   $  9,999,999.96  $  6,999,999.96  $  9,999,999.96  $  3,638,888.88